EXHIBIT 99.1
NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS FIRST QUARTER RESULTS

CHICAGO, May 5, 2011 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the first quarter of 2011.

First Quarter Highlights
•	Sales for the first quarter of 2011 were $167.2 million, a 16% increase compared to the first quarter of 2010.
o	Electronics sales increased 4% year over year due to increased end-market demand across all geographies partially offset by some inventory reduction in the distribution channels.
o	The book-to-bill ratio for electronics for the first quarter of 2011 was 1.13.
o
Excluding Cole Hersee (acquired on December 17, 2010), automotive sales increased 11% due to further recovery in North America and Europe and continued strong growth in Asia.  Cole Hersee added approximately $13 million in the seasonally strong first quarter.

o
Electrical sales increased 12% year over year due to continued growth in protection relays and custom mining products and recovery in the industrial fuse market. This was partially offset by a pause in the high-growth solar market.

•	On a GAAP basis, diluted earnings per share for the first quarter of 2011 increased to $0.96 from $0.69 in the first quarter of 2010 due primarily to higher sales and an improved cost structure.
•
Adjusted diluted earnings per share were $1.08 (see Supplemental Information on page 8).  The adjustment to GAAP earnings was to remove a $3.7 million non-cash charge related to the sale of Cole Hersee inventory that had been stepped-up to fair value as required by purchase accounting rules.

•
Cash provided by operating activities was $13.7 million for the first quarter of 2011 compared to $6.9 million for the first quarter of 2010.  Cash flow for the first quarter of 2011 was impacted by a $13.2 million payout for 2010 incentive compensation.  Cash flow for the first quarter of 2010 was impacted by a $6.0 million pension contribution.

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“In the first quarter we made progress on our growth initiatives while continuing to control costs and drive manufacturing improvements,” said Gordon Hunter, Chief Executive Officer.  “Our automotive business achieved record performance as a result of strong organic growth and a solid start for Cole Hersee. The Electrical business continues to grow with protection relays and custom products leading the way.  The Electronics business posted only modest growth in the first quarter, but the order rate has been increasing and backlog is building.”
 “The ability to exceed a 20% operating margin (excluding special charges) in the first quarter, which traditionally has been one of our weaker quarters, is a testament to our new, leaner business model,” said Phil Franklin, Chief Financial Officer.

Outlook
•	Sales for the second quarter are expected to be in the range of $173 to $183 million, which represents 10% to 16% growth over the second quarter of 2010.
•	Earnings for the second quarter of 2011 are expected to be in the range of $1.10 to $1.25 per diluted share.

Dividend
The company will pay a cash dividend of $0.15 per common share on June 6, 2011 to shareholders of record at the close of business on May 23, 2011.

Conference Call Webcast Information
Littelfuse will host a conference call today, Thursday, May 5, 2011 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the first quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through June 30, 2011 and can be accessed through the Web site listed above.

About Littelfuse
Littelfuse, Inc. is the worldwide leader in circuit protection with 2010 revenues of $608 million. Founded in 1927, Littelfuse offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise, Littelfuse devices protect products in virtually every market that uses electrical energy, from

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consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 20 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; TVS Diode Arrays (SPA™ Family of Products); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic  Switch and Control Devices for commercial and specialty vehicles, as well as underground Power Distribution Centers for safe control and distribution of electricity in the mining industry.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 1, 2011. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 1, 2011.

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LITTELFUSE, INC. Net Sales by Business Unit and Geography (In millions of USD, unaudited)

		First Quarter
	2011	2010*	% Change
Business Unit
Electronics	$87.4	$84.4	4%
Automotive	53.9	36.9	46%
Electrical	25.9	23.1	12%

Total	$167.2	$144.4	16%

		First Quarter
	2011	2010	% Change

Geography
Americas	$70.8	$53.3	33%
Europe	32.6	29.8	9%
Asia-Pacific	63.8	61.3	4%

Total	$167.2	$144.4	16%

*In the first quarter of 2011, the company adjusted its business segment reporting methodology to roll-up segment financials by product line rather than by sales organization. This change more closely aligns segment reporting with how the company manages its businesses. The company's consolidated revenues and operating income were not affected by this change.

	2010 Restated Revenue by Quarter
	Q1	Q2	Q3	Q4	2010

Electronics	$84.4	$99.1	$103.7	$86.4	$373.6
Automotive	36.9	34.5	34.1	33.3	138.8
Electrical	23.1	23.9	25.7	22.9	95.6

Total	$144.4	$157.5	$163.5	$142.6	$608.0

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	April 2, 2011	January 1, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$131,533	$109,720
Accounts receivable, less allowances	110,685	97,753
Inventories	77,061	80,182
Deferred income taxes	9,437	10,588
Prepaid expenses and other current assets	16,863	13,882
Assets held for sale	6,831	6,831
Total current assets	352,410	318,956
Property, plant and equipment:
Land	5,857	5,688
Buildings	54,040	53,089
Equipment	273,980	276,371
	333,877	335,148
Accumulated depreciation	(204,987)	(205,001)
Net property, plant and equipment	128,890	130,147
Intangible assets, net of amortization:
Patents, licenses and software	10,949	11,211
Distribution network	19,250	9,752
Customer lists, trademarks and tradenames	15,775	20,865
Goodwill	110,227	112,687
	156,201	154,515
Investments	13,656	11,660
Deferred income taxes	3,201	3,271
Other assets	2,666	2,580
Total Assets	$657,024	$621,129

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,253	$24,079
Accrued payroll	14,683	24,186
Accrued expenses	10,481	10,307
Accrued severance	2,633	3,279
Accrued income taxes	15,339	14,997
Current portion of long-term debt	36,000	33,000
Total current liabilities	107,389	109,848

Long-term debt, less current portion	39,000	41,000
Accrued severance	557	486
Accrued post-retirement benefits	5,684	5,564
Other long-term liabilities	11,609	11,571
Total equity	492,785	452,660
Total liabilities and equity	$657,024	$621,129

Common shares issued and outstanding of
21,992,475 and 21,752,536, at April 2, 2011,
and January 1, 2011, respectively.

LITTELFUSE, INC. Consolidated Statements of Income (In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	April 2, 2011	April 3, 2010

Net sales	$167,160	$144,402

Cost of sales	102,457	91,122

Gross profit	64,703	53,280

Selling, general and administrative
expenses	27,395	26,447
Research and development expenses	4,795	3,950
Amortization of intangibles	1,595	1,240
	33,785	31,637

Operating income	30,918	21,643

Interest expense	336	427
Other expense (income), net	(26)	110

Income before income taxes	30,608	21,106
Income taxes	9,030	5,637

Net income	$21,578	$15,469

Income per share:
Basic	$0.98	$0.70
Diluted	$0.96	$0.69

Weighted average shares and
equivalent shares outstanding:
Basic	21,878	21,847
Diluted	22,328	22,205

Diluted Income Per Share
Net income as reported	$21,578	$15,469
Less: income allocated to participating securities	(102)	(126)
Net income available to common shareholders	$21,476	$15,343

Weighted average shares adjusted for dilutive securities	22,328	22,205
Diluted income per share	$0.96	$0.69

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Three Months Ended
	April 2, 2011	April 3, 2010

OPERATING ACTIVITIES:
Net income	$21,578	$15,469
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	5,995	7,534
Amortization of intangibles	1,595	1,240
Non-cash inventory write-off*	3,678	-
Stock-based compensation	1,182	1,120
Excess tax benefit on Stock-based compensation	(975)	(217)
(Gain) on sale of assets	(167)	(563)
Changes in operating assets and liabilities:
Accounts receivable	(11,279)	(13,942)
Inventories	675	(4,540)
Accounts payable	3,904	2,794
Accrued expenses (including post retirement)	(557)	(4,837)
Accrued payroll and severance	(10,124)	(2,083)
Accrued taxes	771	5,940
Prepaid expenses and other	(2,559)	(1,025)
Net cash provided by operating activities	13,717	6,890

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,614)	(2,276)
Proceeds from sale of assets	167	4,532
Net cash (used in) provided by investing activities	(4,447)	2,256

FINANCING ACTIVITIES:
Proceeds from debt	15,000	4,095
Payments of debt	(14,000)	(8,517)
Cash dividends paid	(3,284)	-
Proceeds from exercise of stock options	9,998	3,818
Excess tax benefit on stock-based compensation	975	217
Net cash provided by (used in) financing activities	8,689	(387)

Effect of exchange rate changes on cash and cash
equivalents	3,854	(1,978)

Increase in cash and cash equivalents	21,813	6,781
Cash and cash equivalents at beginning of period	109,720	70,354
Cash and cash equivalents at end of period	$131,533	$77,135
* Purchase accounting adjustment related to the Cole Hersee acquisition.

LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
		April 2, 2011
	U.S. GAAP	Special Items		Adjusted
Net sales	$167,160	$-		$167,160

Cost of sales	102,457	(3,678	)(1)	98,779

Gross profit	64,703	3,678		68,381
% of sales	38.7%			40.9%

Total operating expenses	33,785	-		33,785
% of sales	20.2%			20.2%

Operating income	30,918	3,678		34,596
% of sales	18.5%			20.7%

Interest/other expense (income), net	310	-		310

Income before income taxes	30,608	3,678		34,286

Income tax expense	9,030	1,085		10,115
Effective tax rate	29.5%			29.5%

Net income as reported	21,578	2,593		24,171

Less: Income allocated to participating securities	(102)	(14)		(116)

Net Income available to common shareholders	$21,476	$2,579		$24,055

Net income per diluted share:	$0.96	$0.12		$1.08

Weighted average shares adjusted for
dilutive securities:	22,328	22,328		22,328

Note:  The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income because the former excludes special charges that are one-time in nature.

Special Items:

(1) Purchase accounting adjustment related to the Cole Hersee acquisition.